Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLY CORPORATION ANNOUNCES NEW DIRECTOR

     Dallas, Texas, May 13, 2004 — Holly Corporation (NYSE “HOC”) today announced that Buford P. Berry, of Dallas, Texas, has been selected as a Director of Holly Corporation.

     Mr. Berry has served as a manager and an Advisory Committee Member of Dorchester Minerals Management GP LLC since February 2003. He is currently of counsel to Thompson & Knight L.L.P., a Texas based law firm. Mr. Berry has been an attorney with Thompson & Knight L.L.P., serving in various capacities since 1963, including as Managing Partner from 1986 to 1998. Mr. Berry previously served as Vice Chairman of the Advisory Board of the Institute for Energy Law of the Center for American and International Law (formerly Southwestern Legal Foundation). He is a past Chairman of the Natural Resources Committee of the Taxation Section of the American Bar Association and past Chairman of the Southwestern Legal Foundation Oil and Gas Tax Institute. From 1958 to 1960, Mr. Berry served as a Lieutenant in the United States Naval Reserve. He received his Bachelor of Business Administration degree in 1958 and his Bachelor of Laws Degree in 1963, both from the University of Texas.

     Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns or leases approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President
   and Chief Financial Officer
M. Neale Hickerson, Vice President,
   Treasury and Investor Relations
Holly Corporation
214/871-3555